RBC Life Sciences®

Press Release	For Further Information:
For Immediate Release	Richard S. Jablonski, VP - Finance and CFO
Tel: 972-893-4000
rick.jablonski@rbclifesciences.com

RBC Life Sciences Announces Stock Splits

Irving, Texas, August 9, 2013 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products (the “Company”), today announced that it is effecting a 1-for-500 reverse stock split of the Company's Common Stock (the "Common Stock"), followed by a 50-for-1 forward stock split of the Common Stock (the “Stock Splits”) as of the commencement of trading on the OTCQB on Monday, August 12, 2013. In addition, at the opening of the market on August 12, 2013, the Common Stock will trade under a new CUSIP number, 74926T 201. The Company’s ticker symbol, RBCL, will be temporarily appended with a “D” for a period of 20 days to indicate the effectiveness of the Stock Splits.

As a result of the Stock Splits, the number of issued and outstanding shares of Common Stock will be reduced from approximately 22.2 million shares to approximately 2.2 million shares. There will be no change to the number of authorized shares of Common Stock or to the par value of the Common Stock. No fractional shares will be issued in connection with the reverse stock split. Shareholders who would otherwise be entitled to receive fractional shares will receive cash in lieu of a fractional share.

Shareholders will receive a letter or other notification from the Company’s transfer agent, Fidelity Transfer Co., or their broker which will provide further information about the Stock Splits and any procedures that may be required for the receipt of cash proceeds in lieu of fractional shares.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements under the RBC Life brand to a growing population of consumers seeking a healthy lifestyle and an opportunity to increase their long-term family income. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, that express a belief, expectation or intention may be forward-looking statements within the meaning of the federal securities laws. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management's current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.